UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BioVeris Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BioVeris Corporation

16020 Industrial Drive

Gaithersburg, Maryland 20877

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 12, 2006

To The Stockholders of BioVeris Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of BioVeris Corporation (“BioVeris” or the “Company”) will be held on September 12, 2006 at 10:00 a.m. local time at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, D.C. 20007, for the following purposes:

1.	To elect two Class III directors for a three-year term (Proposal 1);

2.

To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007 (Proposal 2); and

3.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Pursuant to the Company’s by-laws, the Board of Directors has fixed the close of business on July 28, 2006 as the record date for the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting.

By Order of the Board of Directors

George V. Migausky

Secretary

Gaithersburg, Maryland

August 3, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY NEED TO PRESENT PROOF OF IDENTIFICATION FOR ADMISSION TO THE MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, YOU MAY BE ASKED TO PRESENT PROOF OF IDENTIFICATION AND A STATEMENT FROM YOUR BROKER, BANK OR OTHER NOMINEE, REFLECTING YOUR BENEFICIAL OWNERSHIP OF BIOVERIS CORPORATION COMMON STOCK AS OF JULY 28, 2006, AS WELL AS A PROXY FROM THE RECORD-HOLDER TO YOU. PLEASE BE PREPARED TO PROVIDE THIS DOCUMENTATION IF REQUESTED. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

BioVeris Corporation

16020 Industrial Drive

Gaithersburg, Maryland 20877

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 12, 2006

This Proxy Statement is being furnished to the stockholders of BioVeris Corporation, a Delaware Corporation (the “Company”), as part of the solicitation of the enclosed proxy by its board of directors (the "Board of Directors" or "Board") from holders of the outstanding shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for use at the Annual Meeting of Stockholders currently scheduled to be held on September 12, 2006, at 10:00 a.m. local time, at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, D.C. 20007 (the "Annual Meeting") or at any adjournment or postponement thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Company expects to first mail this Proxy Statement, the accompanying Proxy Card and the Company's Annual Report for the fiscal year ended March 31, 2006 to all stockholders entitled to vote at the Annual Meeting on or about August 3, 2006. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

GENERAL INFORMATION

Voting

Each outstanding share of Common Stock entitles the holder to one vote on all matters as to which a vote is taken at the Annual Meeting. The Board of Directors has fixed the close of business on July 28, 2006 as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum but are not counted for any purpose in determining whether a matter is approved. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to the proposals set forth on the notice to stockholders by their clients may vote their clients' proxies at their own discretion. As of July 28, 2006, the number of shares of Common Stock outstanding was 27,238,969.

Votes Required to Approve Each Item

The following votes are required to approve each item of business at the meeting. As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to present for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Election of Directors (Proposal 1):           The two candidates receiving the highest number of affirmative votes cast at the meeting in person or by proxy will be elected directors of the Company. Proxies may not be voted for a greater number of persons than the number of nominees named.

Other Items:       A majority of the votes cast at the meeting in person or by proxy is required to ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2007 (Proposal 2) and to approve any other items of business that may properly come before the meeting.

At the Annual Meeting, stockholder votes will be tabulated by one or more persons appointed to act as inspectors of election. The inspectors of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

All proxies in the enclosed form of proxy that are properly executed and returned to the Company prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. Executed but unmarked proxies will be voted FOR all proposals set forth in this Proxy Statement.

Solicitation

This solicitation of proxies is made on behalf of the Company and its Board of Directors. The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may, but is not required to, reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic communications or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company may engage a professional proxy solicitation firm to assist it with the solicitation of proxies prior to the Annual Meeting. If the Company does engage such a firm, it does not expect to pay more than $15,000 plus expenses for its services.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke such proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 16020 Industrial Drive, Gaithersburg, Maryland 20877, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors currently consists of six directors divided into three classes designated as Class I, Class II and Class III. The term of office of the Class III directors will expire at the Annual Meeting and Class III directors will be elected for a three-year term. The terms of office of the Class I directors and Class II directors will expire at the annual meetings of stockholders in 2007 and 2008, respectively, and their successors will be elected for a three-year term. The Governance and Nominating Committee of the Board of Directors has recommended the nominees listed below, each of whom is currently a Class III director of the Company.

It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees, if authority to do so is not withheld. The Company believes that each nominee will stand for election and will serve if elected as director. If a person nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person as the Company’s Board of Directors may propose. The Board of Directors recommends a vote in favor of the named nominees.

Information as to the Nominees and Continuing Directors

The following table sets forth, as of July 28, 2006, the names and certain other information regarding the nominees for election as director and those directors who will continue to serve after the Annual Meeting.

Set forth below is certain biographical information regarding the directors of the Company.

Nominees for a Three-year Term	Class	Age	Director Since	Expiration of Term	Positions Held With the Company
William J. Crowley, Jr.	III	60	2004	2009	Director
Samuel J. Wohlstadter	III	64	2003	2009	Chairman, Chief Executive Officer
					and Director
Continuing Directors
Richard J. Massey, Ph.D.	I	59	2003	2007	Director
John Quinn	I	59	2004	2007	Director
Anthony Rees	II	62	2003	2008	Director
Joop Sistermans	II	63	2003	2008	Director

Each of Messrs. Crowley, Quinn, Rees and Sistermans has been determined by the Board of Directors to be an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' (“NASD”) listing standards.

Nominees for a Three-Year Term

Class III (term expires 2009)

William J. Crowley, Jr. has served as a director since May 2004. He is a certified public accountant and is an independent business advisor to companies. Prior to his retirement in 2002, Mr. Crowley had a 32 year career with Arthur Andersen LLP, most recently serving for seven years as Managing Partner of the Baltimore, Maryland office. Mr. Crowley is also a director and a member of the audit committee of Provident Bancshares Corporation, a position he has held since June 2003, and is a director and chairman of the audit committee of Foundation Coal Holdings, Inc., a position he has held since December 2004.

Samuel J. Wohlstadter is the Company’s Chairman of the Board and Chief Executive Officer. He was one of the founders of IGEN International, Inc. (“IGEN”) and, from IGEN's formation in 1982 until its merger with Roche Holdings, Ltd. (“Roche”), he was IGEN's Chairman of the Board and Chief Executive Officer. Mr. Wohlstadter has been a venture capitalist for more than 25 years and has experience in founding, supporting and managing high technology companies, including Amgen Inc., a biotechnology company, and Applied Biosystems, Inc., a medical and biological research products company. Mr. Wohlstadter is also Chief Executive Officer of Hyperion Catalysis International, an advanced materials company, which he founded in 1981; of Wellstat Therapeutics Corporation, a drug discovery company, which he founded in 1985; of Proteinix Corporation, a development stage company organized to conduct research in intracellular metabolic processes, which he founded in 1988; of Wellstat Biologics Corporation, a drug discovery company, which commenced operations in 1994; and of Advanced Vision Therapies, Inc., a biotech company focused on the application of gene transfer technology to the treatment and cure of major sight threatening eye diseases, which commenced operations in 2003.

Continuing Directors

Class I (term expires 2007)

Richard J. Massey, Ph.D., the Company’s former President and Chief Operating Officer, retired from his position as an officer of the Company effective August 1, 2005. He was one of the founders of IGEN and, from February 1992 until IGEN’s merger with Roche, he was IGEN's President and Chief Operating Officer. He served as Senior Vice President of IGEN from 1985 to 1992. From 1981 until he joined IGEN in 1983, Dr. Massey was a faculty member in the Microbiology and Immunology Department at Rush Medical Center in Chicago. Prior to that, he was Senior Research Scientist at the Frederick Cancer Research Center/National Cancer Institute.

John Quinn has served as a director since May 2004. He is President and Chief Executive Officer of Excel Polymers, LLC, an international polymer services company headquartered in Ohio. Previously, Mr. Quinn was Group Vice President of the Elastomers and Performance Additives business of PolyOne Corporation from 2000 until August 2004, at which time that division of PolyOne Corporation was sold to private equity investors. Mr. Quinn was President of M.A. Hanna Rubber Compounding Group from 1998 until its merger with the Geon Company in 2000, which resulted in the formation of PolyOne Corporation. Mr. Quinn was with the General Electric Company, Plastics Group, from 1993 to 1998, most recently as General Manager of the Noryl Resins Business.

Class II (term expires 2008)

Anthony Rees, D. Phil. has served as a director since September 2003. Prior to the completion of the merger between IGEN and Roche, he served as a director of IGEN since 2000. He serves as Chief Executive Officer of MIP Technologies in Lund, Sweden, a private biotechnology company founded in 2000. Previously, Professor Rees was Director of Science at Syntem, a biopharmaceutical company, a position he held from January 2000 until August 2003. From 1997 to the end of 1999, he served as a non-executive director of Syntem. Professor Rees has held faculty positions at the University of Oxford from 1980 to 1990 and the

University of Bath where, from 1990 to 1993, he was Head of the Biochemistry Department and from 1993 to 1997 he was Head of the School of Biology and Biochemistry. He now holds an Emeritus Professorship. In 1989, he co-founded and in 1994, he took public Oxford Molecular PLC, a British software company. Professor Rees received his doctoral degree from Oxford University.

Joop Sistermans has served as a director since September 2003. Prior to the completion of the merger between IGEN and Roche, he served as a director of IGEN since 1999. He is also Chairman, Advisory Council for Science and Technology Policy to the Dutch Government and Parliament, a position he has held since January 1, 2003. In addition, Mr. Sistermans has been Chairman, Supervisory Board of ZuidZorg (Netherlands), a public organization for homecare formed as a result of the merger between Homecare Eindhoven and Homecare Kempenstreek, a position he has held since 2004. From 2000 until 2004 Mr. Sistermans was the chairman of Homecare Kempenstreek. He also is a Supervisory Board member of the University of Twente, the Netherlands, a position he has held since 1997, and of the Maastricht School of Management, the Netherlands, a position he has held since 2001. Mr. Sistermans has served on the Boards of Directors of United Biomedical Inc., Hauppauge, NY, since 1999; of the Bio Primate Research Centre, Rijswijk, the Netherlands from 1997 to 2004; and of Keygene N.V. in Wageningen, the Netherlands, since 2002. He was Vice Chairman of the Framework Programme Expert Advisory Group of the European Commission for Innovative Products, Processes and Organisations in Brussels, Belgium, from 1998 until 2003. From 1999 to 2000, Mr. Sistermans served as Executive Vice President of Origin International B.V., a member company of the Philips Electronics Group of Companies based in the Netherlands. Mr. Sistermans was employed by Akzo Nobel from 1974 to 1999, and was a member of the Executive Council and Executive Vice President responsible for Strategy and Technology from 1994 until 1999. Mr. Sistermans is also a member of the Innovation Platform under the Chairmanship of the Prime Minister of the Netherlands.

CORPORATE GOVERNANCE AND OTHER MATTERS

During the fiscal year ended March 31, 2006, the Board of Directors held 6 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held and (2) the total number of meetings held by all committees of the Board of Directors on which he served.

The following table sets forth information on the membership, functions and number of meetings of each committee of the Board of Directors.

Name of Committee and Members	Functions of the Committee	Number of Meetings in fiscal 2006

AUDIT William J. Crowley, Jr. Anthony Rees Joop Sistermans	• Monitors the Company's auditing, accounting, financial reporting and internal control functions and recommends to the Board the appointment of the independent registered public accounting firm;	13
	• Reviews and is responsible for the independence and performance of, and pre-approves the scope and fees of all services of the independent registered public accounting firm;
	• Meets with the Company’s independent registered public accounting firm to review and discuss the Company’s financial statements, the quarterly reporting process and results of the annual audit;
	• Meets with management to review the Company's major financial risk exposures and monitor steps taken to control such exposures;
	• Reviews the adequacy of the Company’s system of internal controls; and
	• Reviews and approves all related-party transactions and provides oversight for the Board with respect to related-party transactions.

EXECUTIVE COMPENSATION	• Establishes the Company's compensation programs for executive officers;	3
John Quinn Joop Sistermans	• Reviews and approves executive salaries and incentive compensation; and
	• Awards stock based compensation to executive officers under the Company's stock option plans.

GOVERNANCE and NOMINATING	• Establishes criteria for selecting new members of the Company’s Board of Directors;	2
William J. Crowley, Jr. John Quinn Anthony Rees	• Leads the search for individuals qualified to become members of the Board of Directors and recommends individuals to the Board for selection as director nominees;
	• Reviews the Board of Directors’ committee structure and recommends to the Board, for its approval, directors to serve as members of each Board committee; and
	• Develops and recommends to the Board, and annually reviews, corporate governance guidelines.

NON-OFFICER STOCK OPTION Samuel J. Wohlstadter Richard J. Massey	• Reviews and approves the grant of stock options to persons who are not, at the time of the grant of the option, executive officers of the Company subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).	2

The Audit Committee was established in accordance with the rules, regulations and listing standards of the U.S. Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers (“NASD”). Each member of the Audit Committee is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. The Board of Directors has determined that each of William J. Crowley, Jr. and Joop Sistermans qualifies as an “audit committee financial expert” as defined in Item 401 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors has adopted a written charter for the Audit Committee, an amended copy of which is filed herewith and which is available on the Company’s website at www.bioveris.com.

Each member of the Executive Compensation Committee is a "non-employee director" and an "outside director" as defined in the rules promulgated by the SEC and Section 162(m) of the Internal Revenue Code (the "Code"), as well as an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. The BioVeris Board of Directors has established a written charter for the Executive Compensation Committee which is available on the Company’s website at www.bioveris.com.

On May 28, 2004, BioVeris established a Governance and Nominating Committee, each member being an “independent director” as defined in Rule 4200(a)(15) of the NASD’s marketplace rules and Section 10A of the Securities Exchange Act. The BioVeris Board of Directors has established a written charter for the Governance and Nominating Committee that is available on the Company’s website at www.bioveris.com.

BioVeris's by-laws permit stockholders eligible to vote for the election of directors at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to its Secretary. BioVeris's by-laws also permit stockholders to propose other business brought before an annual meeting, provided that such proposals are made pursuant to timely notice to the Secretary. To be timely, notice must generally be delivered to BioVeris's principal executive offices no later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting. See “Stockholder Proposals”. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, executive officers, third party search firms or other sources.

The minimum qualifications, skills, and attributes that the Governance and Nominating Committee looks for in nominees may include the following: (a) integrity, competence, and judgment essential to effective decision making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of the Company, (d) background and experience that compliments or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of the Company, and (f) a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance the Board’s effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and at least one member of the Governance and Nominating Committee, and a thorough review by the Governance and Nominating Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. If the Committee determines that a candidate should be nominated for election to the Board, it will present its findings and recommendation to the full Board for approval.

The Company has adopted a Corporate Code of Conduct and Business Ethics that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K under the Securities Act and a “code of conduct” as defined by the qualitative listing requirements of The Nasdaq National Market. The Corporate Code of Conduct and Business Ethics applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller, and persons performing similar functions. A current copy of the Company’s Corporate Code of Conduct and Business Ethics is available on the Company’s website at www.bioveris.com and may be obtained by any person, without charge, upon request directed to: BioVeris Corporation, Attention: Secretary, 16020 Industrial Drive, Gaithersburg, Maryland 20877.

Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, Maryland 20877. The Chief Financial Officer will review all such communications and will relay all relevant communications to such individual or to the Board of Directors, as applicable.

Attendance at the Annual Meeting

The Company strongly encourages each of its directors to attend the Annual Meeting of Stockholders. Each of the Company’s directors attended the 2005 Annual Meeting of Stockholders.

Compensation of Directors

The following information relates to the Company's compensation and reimbursement practices during fiscal 2006 for directors who were not officers or employees of the Company. In fiscal 2006, the aggregate compensation paid to non-employee directors (consisting of all directors other than Mr. Wohlstadter) was $167,000. In addition, non-employee directors collectively received 9,366 shares of the Company’s common stock and 20,000 stock options to purchase the Company’s common stock. In fiscal 2006, each non-employee director:

•	received an annual retainer of $36,000, paid quarterly in advance, and did not receive meeting attendance fees, effective with the 2005 Annual Meeting of Stockholders - prior to the 2005 Annual

Meeting of Stockholders, each non-employee director received an annual retainer of $10,000 and an attendance fee of $1,000 for each meeting of the BioVeris Board of Directors that he attended;

•

that served on the audit committee received an annual retainer of $12,000, paid quarterly in advance, and did not receive meeting attendance fees, effective with the 2005 Annual Meeting of Stockholders - prior to the 2005 Annual Meeting of Stockholders, each non-employee director that served on the audit committee received an annual retainer of $10,000 plus an attendance fee of $1,000 for each meeting of the audit committee he attended;

•

that served on the executive compensation committee did not receive a retainer or meeting attendance fees, effective with the 2005 Annual Meeting of Stockholders; prior to the 2005 Annual Meeting of Stockholders, each non-employee director that served on the executive compensation committee received an annual retainer of $5,000 plus an attendance fee of $1,000 for each meeting of the executive compensation committee he attended.

Effective with the 2005 Annual Meeting of Stockholders, directors had the option to receive compensation in cash or common stock of the Company.

The Company maintains a policy for reimbursing all expenses incurred by members of the Board of Directors in connection with attendance at Board meetings.

Under the Company’s 2003 stock incentive plan, on the day following each annual meeting of stockholders, each non-employee director shall be entitled to receive a grant of options to purchase 4,000 shares of the Company’s common stock and any person who is appointed or elected as a non-employee director at any other time shall be entitled to receive an option to purchase 4,000 shares of the Company’s common stock on the date of such appointment or election. In fiscal 2006, pursuant to its 2003 stock incentive plan, the Company granted an option to purchase 4,000 shares of its common stock to each of William J. Crowley Jr., Richard Massey, John Quinn, Anthony Rees and Joop Sistermans. Each grant has an exercise price equal to fair market value on the date of grant and will vest in full on the first anniversary of the grant date.

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is certain information regarding the position and business experience of George Migausky, who is an executive officer but not a director of the Company. The background description of Samuel J. Wohlstadter, Chairman and Chief Executive Officer, is set forth above under the heading “Information as to the Nominees and Continuing Directors”.

George V. Migausky has served as the Company’s Vice President and Chief Financial Officer since September 2003. From 1985 until the completion of IGEN’s merger with Roche, he was IGEN's Vice President and Chief Financial Officer. Between 1985 and 1992, in addition to serving as IGEN's Chief Financial Officer on a part-time basis, Mr. Migausky also served as financial advisor to several other privately held companies. Prior to joining IGEN in 1985, he spent nine years in financial management and public accounting positions, most recently as a Manager with the High Technology Group of Deloitte & Touche.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee of the Board of Directors is seeking ratification of its appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007. PricewaterhouseCoopers LLP acted as the Company's independent registered public accounting firm for the fiscal year ended March 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and they will be available to respond to appropriate questions from stockholders and, if they desire, to make a statement.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is not required by the Company's by-laws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If a majority of the stockholders voting at the Annual Meeting do not approve the selection of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm may be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The Board of Directors recommends a vote in favor of the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the year ended March 31, 2006.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm is responsible for planning and performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended March 31, 2006 with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Audit Standards No. 61 (Communications with Audit Committees), as amended. PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter that is required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006.

From the members of the Audit Committee of the Board of Directors of BioVeris Corporation:

William J. Crowley, Jr. (Chair) Anthony Rees

Joop Sistermans

Date: June 15, 2006

Principle Accounting Fees and Services

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2006, 2005 and 2004 were as follows:

Audit Fees for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal years 2006, 2005 and 2004 were $616,000, $751,000 and $432,000, respectively.

Audit-Related Fees for assurance and related services rendered that are related to the performance of the annual audit and quarterly reviews of the financial statements that are not reported under Audit Fees above were $29,000, $104,000 and $247,000 in fiscal years 2006, 2005 and 2004, respectively. These fees relate primarily to consultative services provided regarding the Company’s application of generally accepted accounting principles.

Tax Fees for tax compliance, tax advice and tax planning services were $64,980 and $45,400 in fiscal years 2006 and 2005, respectively.

All Other Fees for professional services rendered to the Company were $4,500, $1,500 and $2,400 in fiscal years 2006, 2005 and 2004, respectively.

PricewaterhouseCoopers LLP did not provide any services related to financial information systems design and implementation during fiscal years 2006, 2005 and 2004. The Audit Committee’s policy is to pre-approve all services and fees for the independent accountants, and it has considered whether, and determined that, the provision of services described in All Other Fees, above, is consistent with maintaining the independence of PricewaterhouseCoopers LLP.

The aggregate fees billed by the Company’s former independent auditor, Deloitte & Touche LLP, for fiscal years 2005 and 2004 were as follows:

Audit Fees for professional services rendered for fiscal years 2005 and 2004 were $21,200 and $997,700, respectively. For fiscal year 2004, $627,000 of the $997,700 related to the merger and related transactions between IGEN and Roche, including review of the Company’s Registration Statement on Form S-4.

Audit-Related Fees for assurance and related services rendered that are related to the performance of the annual audit and quarterly reviews of the financial statements that are not reported under Audit Fees above were $5,500 and $301,000 in fiscal years 2005 and 2004, respectively. These fees relate primarily to consultative services provided regarding the Company’s application of generally accepted accounting principles.

Tax Fees for tax compliance, tax advice and tax planning services in fiscal year 2004 were $75,000.

In addition, the Company reimbursed MSD (as defined below) for audit fees of $49,000 and $31,000 for fiscal years 2005 and 2004, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 28, 2006 (except as otherwise indicated in the footnote below), certain information regarding the ownership of the Company’s common stock of: (i) each current director, including the nominees; (ii) each of the named executive officers; (iii) each person known by the Company to be the beneficial owner of more than 5% of its outstanding common stock; and (iv) all of the Company’s executive officers and directors as a group.

Name(1)	Number of Shares	Percent of Total

Samuel J. and Nadine Wohlstadter (2)	5,265,437	19.3%
Royce & Associates (3)	2,709,400	9.9%
Gem Partners, LP (4)	1,458,801	5.4%
Richard J. Massey, Ph.D. (5)	1,132,395	4.2%
George V. Migausky(6)	240,303	*
Joop Sistermans(5)	32,000	*
Anthony Rees(5)	20,600	*
William J. Crowley, Jr. (5)	19,338	*
John Quinn(5)	16,661	*
All directors and executive officers as a group(7) (7 persons)	6,726,734	24.6%

* Less than 1%

1.

This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the notes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

2.

Samuel J. and Nadine Wohlstadter’s address is: c/o BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, MD 20877. Includes 301,523 shares of restricted stock that are subject to the right of the Company to repurchase all or part of such shares at their issue price. Does not include shares held by Mr. Wohlstadter’s adult children.

3.

Royce & Associates’ address is 1414 Avenue of the Americas, New York, New York 10019. Information as to the address and holding of Royce & Associates is as of March 31, 2006 and is based on information provided by a third party market data provider.

4.

Gem Partners’ address is 1415 Queen Anne Road, Suite 202, Teaneck, New Jersey 07666. Information as to the address and holding of Gem Partners, LP (“Gem Partners”), Gem Investment Advisors, LLC (“Advisors”), Lewis Family Partners II, LP (“Family Partners”) and Daniel M. Lewis (“Lewis”) is as of May 1, 2006 and is based on a Schedule 13G filed with the SEC. As reported in said Schedule 13G such shares are beneficially owned as follows: (i) Gem Partners beneficially owns 1,309,595 shares, (ii) Advisors, as the general partner of Gem Partners, beneficially owns the 1,309,595 shares held by Gem Partners, (iii) Family Partners beneficially owns 144,206 shares and (iv) Lewis, as the managing member of Advisors and the general partner of Family Partners, is deemed to beneficially own the shares held by them, and an additional 5,000 shares that he owns personally, for a total of 1,458,801 shares. Lewis has sole voting and dispositive power for the 5,000 shares he personally owns. Gem Partners, Advisors and Lewis have shared voting and dispositive power for the 1,309,595 shares held by Gem Partners. Family Partners and Lewis have shared voting and dispositive power for the 144,206 shares held by Family Partners.

5.	Includes stock options to purchase 4,000 shares that were exercisable on or within 60 days of July 28, 2006, for each of Messrs. Massey, Sistermans, Rees, Crowley and Quinn.

6.	Includes stock options to purchase 97,548 shares that were exercisable on or within 60 days of July 28, 2006. Also includes 2,310 shares held by Mr. Migausky’s minor child.

7.	Includes 301,523 shares of restricted stock that are subject to the right of the Company to repurchase all or part of such shares at their issue price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, directors and officers of the Company and beneficial holders of more than 10% of the Company’s common stock are required to file reports of ownership and changes in ownership with the SEC. Based upon a review of Section 16(a) filings furnished to it in the fiscal year ended March 31, 2006, the Company believes all applicable Section 16(a) filing requirements were met except that Anthony Rees failed to timely file a Form 4. A Form 4 was filed by Anthony Rees on March 24, 2006 disclosing the sale of 400 shares of the Company’s common stock on March 15, 2006, such sale being executed by Mr. Rees’ broker pursuant to margin calls without prior notice to Mr. Rees.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The Company became an independent, publicly traded company on February 13, 2004 upon completion of the merger and related transactions between IGEN and Roche. Prior to such date, the assets and businesses of the Company were owned by IGEN. The Company’s consolidated statements of operations include all costs attributable to its business during the period it was owned by IGEN, including an allocated share of general and administrative salaries. The following table sets forth information regarding the compensation the Company paid to its executive officers in fiscal 2006 and 2005. The table also includes information regarding the compensation paid by the Company and IGEN to its executive officers in fiscal 2004, including amounts paid by IGEN that was allocated to the Company. The current annual salary paid to Samuel Wohlstadter and George Migausky is $455,000 and $260,000, respectively.

	Fiscal Year	Salary	Bonus		Restricted Stock Award		Underlying Options (# shares)	All Other Compensation
Name and Principal Position
Samuel J. Wohlstadter Chairman and Chief Executive Officer (4)	2006	$ 440,000	$ 209,000	(5)	$ 2,460,000	(9)	-	$ 35,765	(1)
	2005	$ 426,000	$ 193,000	(6)	-		-	$ 38,828	(1)
	2004	$ 422,500	$ 1,278,000	(7)	-		-	$ 1,584	(1)
George V. Migausky Vice President and Chief Financial Officer	2006	$250,000	$ 121,000	(5)	-		266,000	$ 6,930	(2)
	2005	$ 241,000	$ 159,000	(6)	-		-	$ 6,672	(2)
	2004	$ 238,958	$ 450,000	(7)	-		-	$ 963	(2)
Richard J. Massey, Ph.D. Former President and Chief Operating Officer (8)	2006	$ 115,990	-		-		-	$ 490	(3)
	2005	$ 344,000	-		-		-	$ 16,179	(3)
	2004	$ 341,083	$ 450,000	(7)	-		-	$ 8,781	(3)

(1)

Consists of life insurance premiums paid in the amount of $2,772, $1,584 and $1,584 in 2006, 2005 and 2004, respectively, and the value of Company provided transportation of $32,993 and $37,244 in 2006 and 2005, respectively.

(2)	Consists of 401(k) match amount of $6,300, $6,150 and $603, and annual life insurance premiums paid in the amount of $630, $522 and $360, in 2006, 2005 and 2004, respectively.

(3)

Consists of 401(k) match amount of $490, $4,110 and $860 in 2006, 2005 and 2004 respectively; annual life insurance premiums paid in the amount of $1,032 and $1,032 in 2005 and 2004, respectively; and the value of a Company paid vehicle of $11,037 and $6,889 in 2005 and 2004, respectively.

(4)	Excludes annual salary of $21,000 paid to Nadine Wohlstadter, the wife of Samuel J. Wohlstadter, who is employed full-time by the Company as an Executive Coordinator.

(5) Represents bonus amounts earned for fiscal year 2006 which were paid in the subsequent fiscal year.

(6) Represents bonus amounts earned for fiscal year 2005 which were paid in the subsequent fiscal year.

(7) Such amount represents the transaction bonus payment received by the officer from IGEN on February 13, 2004 in his capacity as an officer of IGEN in connection with the merger and related transactions.

(8) Dr. Massey retired from his position as the Company’s President and Chief Operating Officer effective August 1, 2005.

(9) Such amount represents the dollar value (calculated by multiplying the closing market price of the Company’s unrestricted stock on the date of the grant by the number of shares awarded) of the restricted stock awarded to Mr. Wohlstadter on July 14, 2005. Upon vesting, such restricted stock will entitle Mr. Wohlstadter to an equal number of shares of the Company’s common stock. The restricted stock vests in accordance with the following schedule: (i) 90,148 shares vested immediately upon the grant; (ii) 247,852 additional shares vest in equal monthly installments of 5,633 shares each, beginning on July 17, 2005; (iii) 32,400 additional shares vested on July 14, 2006; and (iv) 129,600 additional shares vest in equal monthly installments of 2,700 shares each, beginning on August 14, 2006.

Stock Option Grants

The following table sets forth information regarding stock option grants made to executive officers during fiscal year 2006.

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates Of Stock Price Appreciation for Option Term
Name and Principal Position					5% ($)	10% ($)
George V. Migausky Vice President and Chief Financial Officer	266,000	88.3%	$4.92	7/14/2015	$2,130,660	$3,394,160

Aggregated Option Exercises in Fiscal Year 2006 and Fiscal Year-End Option Values

The following table sets forth information regarding the exercise of stock options held by executive officers during fiscal year 2006. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 2006, and the value of “in-the-money” options.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)
Name and Principal Position			Exercisable	Unexercisable	Exercisable	Unexercisable
George V. Migausky Vice President and Chief Financial Officer	-	-	97,548	168,452	-	-

Employment Agreements, Termination of Employment and Change of Control Arrangements

The Company has not entered into an employment agreement with any of its named executive officers.

The Company has a termination protection program, the purpose of which is to encourage the named executive officers and other key employees who participate in the program to continue as employees in the event of a “change of control” of the Company, as defined in the termination protection program.

The termination protection program provides that in the event a covered employee’s employment is terminated without “cause” or the employee resigns for “good reason” within 30 months following a “change of control” of the Company, or a covered employee’s employment is terminated prior to a “change of control” at the request of a party involved in such “change of control” or otherwise in connection with or in anticipation of a “change of control”, then the employee shall be entitled to receive a cash payment equal to 1.5 to 3 times the sum of the employee’s annual salary plus bonus (3 times in the case of the named executive officers). Subject to certain exceptions, “good reason” means, for purposes of the termination protection program:

•	a decrease in (or failure to increase in accordance with the terms of any employment contract) the covered employee’s base salary or bonus opportunity;
•	a diminution in the aggregate employee benefits and perquisites provided to the covered employee;
•	a diminution in the covered employee’s title, reporting relationship, duties or responsibilities;
•	relocation of the covered employee’s primary office more than 35 miles from its current location; or
•	the failure of the Company’s successor to explicitly assume the termination protection program and the Company’s obligations thereunder.

The termination protection program also provides that covered employees are entitled to continued welfare and pension benefits for up to 18 months following termination (or in the case of the named executive officers, for up to 36 months following termination (or life, with respect to medical and dental benefits and an annual comprehensive physical examination)). In addition, the termination protection program provides reimbursement for outplacement services and will provide a gross-up for any “parachute” excise tax imposed on payments made under the termination protection program, and for the advancement of costs and expenses incurred by the employee related to the termination protection program.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

During fiscal 2006, the members of the Executive Compensation Committee of the Board of Directors were Messrs. Sistermans and Quinn, both of whom are "non-employee directors" and "outside directors" as defined in the rules promulgated by the SEC and Section 162(m) of the Code, respectively. The Executive Compensation Committee is responsible for establishing the Company's compensation programs for executive officers, and for the review and approval of executive salaries and incentive compensation and awards of stock options to executive officers under the Company's stock option plans.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Executive Compensation Committee has adopted a compensation program with components consisting of base salary, bonus and stock awards. The initial compensation levels of the Company’s executive officers were set by the Executive Compensation Committee of IGEN while such officers were serving as executive officers of IGEN. The Company’s Executive Compensation Committee held three meetings during fiscal 2006.

Base Salary

The Executive Compensation Committee periodically reviews each executive officer’s base salary. When reviewing base salaries, the Executive Compensation Committee considers individual performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock option awards of executive officers are established based upon meeting Company and individual achievement performance goals and objectives. The Executive Compensation Committee utilizes published salary surveys for the life science industry and surveys a relevant group of health care companies that are publicly traded to obtain additional information for making compensation comparisons. This group of companies includes diagnostic, biotechnology and medical technology companies of a size similar to those of the Company. Based upon a review of the survey data, as well as a review of individual performance, the Executive Compensation Committee sets the base salary of the executive officers to be competitive with comparable health care companies.

Bonus

The bonus program is a variable pay program for executive officers of the Company to earn additional annual compensation. The bonus award earned depends on the extent to which Company and individual performance objectives are achieved. The Company’s objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building shareholder value.

Stock Awards

The Company’s 2003 stock incentive plan was established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

Grants of shares of restricted stock or options to purchase common stock of the Company (stock awards)

are generally made to certain eligible employees upon commencement of employment and additional grants are made periodically following a significant change in job responsibilities, scope or title or at the discretion of the Committee. Stock awards are expected to generally have a five-year vesting schedule and expire 10 years from the date of grant. The exercise price of options granted under the stock option plan or of shares of restricted stock is usually 100% of fair market value of the underlying stock on the date of grant.

Guidelines for the number of shares of a stock award for each participant in the periodic grant program generally are determined by the Executive Compensation Committee for the executive officers and by the Non-Officer Stock Option Committee for other employees. Several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In granting stock awards, the Executive Compensation Committee considers the retention value of a grant of shares of restricted stock or options to purchase common stock of the Company, the individual’s past performance and expected future contributions, overall contribution to the Company, and the total number of restricted shares or stock options to be awarded.

Subject to certain exceptions, Section 162(m) of the Code provides that the Company may not deduct compensation paid to any of its named executive officers in excess of $1.0 million in any one year. Section 162(m) of the Code excludes "performance-based compensation" from the $1.0 million limit on tax deductibility.

CEO Compensation

The Executive Compensation Committee uses the same procedures described above in setting the annual salary, bonus and stock awards for the CEO. The CEO's salary is determined based on comparisons with other public health care companies as described above. In awarding stock awards and bonuses, the Executive Compensation Committee performs a subjective evaluation of the CEO's performance and considers expected future contributions, overall contribution to the Company, the retention value of stock awards to be granted and the total number of restricted shares or options to be granted. As described above, in determining where the CEO's total compensation is set within compensation ranges and in light of the considerations described above, the Executive Compensation Committee by necessity makes certain subjective evaluations. The Executive Compensation Committee believes that compared to other health care companies surveyed by the Company, the CEO's salary, bonus and stock awards are in the mid-range.

Conclusion

Through the plans described above, a significant portion of the Company’s compensation program for the CEO and the other executive officers are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation.

From the members of the Executive Compensation Committee of the Board of Directors of BioVeris Corporation:

Joop Sistermans (Chair)

John Quinn

Compensation Committee Interlocks and Insider Participation

Since May 2004, Joop Sistermans and John Quinn have been serving as members of the Company’s Executive Compensation Committee. All members of the Executive Compensation Committee have been and are outside directors and none of the Company’s directors or executive officers serves on the compensation committee or the board of directors of any company for which Messrs. Sistermans or Quinn serves as an executive officer or director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MSD and the MSD Agreements

General

Meso Scale Diagnostics, LLC (“MSD”) was a joint venture formed by IGEN and Meso Scale Technologies LLC (“MST”) in 1995. MST was established and is wholly-owned by Mr. Jacob Wohlstadter, a son of the Company’s chief executive officer, and Jacob Wohlstadter is the president and chief executive officer of MSD. MSD develops, manufactures, markets and sells products utilizing a combination of MST’s multi-array technology together with the Company’s electrochemiluminescence (ECL) technology. MSD’s Sector line of instrumentation is used in drug discovery for high throughput screening, high content screening, multiplexing and target validation. MSD also manufactures and markets a line of its own reagents, assays and plates that are used on these systems.

In August 2001, IGEN amended the MSD joint venture agreement, the MSD limited liability company agreement and certain license and other agreements with MSD and MST to continue the MSD joint venture and entered into various related agreements, including employment and consulting agreements with Jacob Wohlstadter. These agreements are collectively referred to in this Proxy Statement as the MSD agreements. An independent committee of the IGEN Board of Directors, with the advice of independent advisors and counsel, negotiated and approved the MSD agreements.

As part of the merger and related transactions, IGEN transferred its equity interest in MSD to the Company and assigned the MSD agreements to the Company. On February 13, 2004, the Company replaced IGEN as a member of MSD. Pursuant to the agreements executed in connection with the merger and related transactions, the MSD joint venture agreement expired upon the completion of the merger on February 13, 2004. However, the MSD limited liability company agreement continued (and the Company remained a member of MSD) and many provisions of the MSD joint venture agreement survived its expiration. In addition, certain other MSD agreements, including certain licenses and other arrangements with MSD, MST and Jacob Wohlstadter assigned to the Company by IGEN continue indefinitely in accordance with their terms.

In August 2004, an independent committee of the Company’s Board of Directors, with the advice of independent counsel, negotiated and approved an agreement with MSD, MST and Jacob Wohlstadter to settle pending litigation and other disputes, pursuant to which MSD or MST agreed to purchase the Company’s interest in MSD, as provided for in the MSD Agreements. The Company also agreed to further amendments to the MSD limited liability company agreement and certain of the other MSD agreements that continue to be in effect. On December 13, 2004, the Company completed the sale to MST of its interests in MSD.

Equity interest and capital contributions

Until the time of the sale of its interests in MSD on December 13, 2004, the Company held a 31% voting equity interest in MSD. MST was the only other member of MSD and owned the remaining 69% voting equity interest. The Company also held non-voting interests that entitled it to receive a preferred return on substantially all of its capital contributions. Following the completion of the buyout of the Company’s interests in MSD on December 13, 2004, the Company no longer holds these interests and is entitled to receive only the buyout purchase price.

None of the Company’s executive officers or directors had any ownership interest in MST or MSD, other than through ownership of interests in the Company and other than the series B preferred stock of the Company purchased by Samuel Wohlstadter. Mr. Samuel Wohlstadter and Mrs. Nadine Wohlstadter disclaim any ownership interest in MST or MSD as a result of Mr. Jacob Wohlstadter’s ownership interest in those entities.

The Company made no capital contributions to MSD during fiscal 2006. During the years ended March 31, 2005 and 2004, the contributions the Company and IGEN made to MSD were $5.0 million and $56.7 million, respectively. In August 2004, the Company’s capital contribution of $5.0 million was part of the settlement, of which $3.0 million was in cash and $2.0 million was in the form of a credit against payment of the purchase price for the buyout by MST of the Company’s interest in MSD.

When the Company ceased to be a member of MSD, it became entitled to receive quarterly royalty payments from MSD of 3% of the net sales price on all products developed and sold by MSD using the patents licensed from the Company. During the years ended March 31, 2006 and 2005, the Company received and recognized royalties of approximately $541,000 and $1,000, respectively.

During the years ended March 31, 2006, 2005 and 2004, operating costs allocated to MSD by the Company in connection with shared personnel and facilities were approximately $663,000, $743,000 and $6.0 million, respectively. Operating costs allocated to MSD for the year ended March 31, 2005 are net of a $476,000 write off of unpaid costs in connection with the settlement agreement, in which all claims against MSD, MST and Jacob Wohlstadter were dismissed and released. At March 31, 2006 and 2005, other current assets include $820,000 and $477,000, respectively, for net amounts due from MSD for these allocated operating costs.

Effective March 31, 2004, the Company consolidated the financial results of MSD in accordance with FIN 46. The settlement agreement between the parties was determined to constitute a reconsideration event under FIN 46 and the Company determined that it no longer met the conditions to be designated as the primary beneficiary of MSD, as certain provisions of the settlement agreement reallocated the obligation to absorb the majority of MSD’s future expected losses. Accordingly, beginning August 12, 2004, the Company deconsolidated the financial results of MSD and resumed accounting for this investment on the equity method through December 13, 2004, the date of the sale of Company’s interests in MSD.

Buyout of the Company’s interest in MSD

Pursuant to the MSD joint venture agreement, MSD and MST had a joint right to purchase the Company’s entire interest in MSD upon termination or expiration of the MSD joint venture agreement at a price equal to fair market value less a discount that depended on the circumstances giving rise to termination or expiration of the agreement. Pursuant to the settlement, MST or MSD agreed to purchase, and the Company agreed to sell, its entire interest in MSD. The purchase of the Company’s interests was completed on December 13, 2004 and accordingly, the Company no longer holds an equity interest in MSD. As contemplated by the MSD joint venture agreement, the purchase price was to be equal to fair market value of the Company’s interests, less a discount factor of 7.5%. Fair market value has been determined in accordance with the valuation process set forth in the MSD joint venture agreement.

Under the MSD joint venture agreement, the parties were responsible for all fees and costs of the appraiser designated by it and one-half of all fees and costs of the third appraiser. Pursuant to the settlement, the Company paid MSD’s share of such fees and costs, which approximated $85,000, which amount was included in the purchase price payable by MST for the Company’s interests in MSD. In addition, as more fully described below, MSD’s rental and expense payment obligations for subleased property for the period from March 1, 2004 through August 31, 2005, approximating $2.3 million, were included in the purchase price of the Company’s interests in MSD in lieu of MSD making current payments.

As provided in the MSD joint venture agreement, MST is required to pay the Company the outstanding purchase price plus simple (cumulated, not compounded) interest at the fixed annual rate of 0.5% over the prime rate, or 5.5%, in effect on the purchase date. The purchase price is payable over time in installments equal to the sum of 5% of MSD net sales, as determined in accordance with the MSD agreements, and 20% of the net proceeds realized by MSD from the sale of its debt or equity securities in any third-party financing after the date of the sale of the Company’s interest in MSD.

As part of the settlement, the Company received a $2.0 million non-refundable prepayment from MSD for future amounts payable by MST to the Company for the purchase price in the form of a credit against amounts the Company agreed to pay MSD pursuant to the settlement. This prepayment was recorded as a deferred liability on the Company’s balance sheet. The amount of the prepayment credit outstanding from time to time will bear simple interest (cumulated, not compounded) at the fixed annual rate of 0.5% over the prime rate, or 5.0%, in effect on the date that MST purchased the Company’s interests in MSD. The amount of the prepayment credit that is outstanding was approximately $1.2 million and $2.0 million at March 31, 2006 and 2005, respectively.

No further cash payments will be payable by MST to the Company pursuant to the buyout until the prepayment credit, including accrued interest, is no longer deemed outstanding. In the event sufficient net sales or third-party financings do not materialize, the Company will not receive any additional payments from MST for the purchase of its interests in MSD. As security for the payment obligation, the Company holds a security interest in the interests in MSD that have been purchased. MST may repay all or any part of the outstanding purchase price plus accrued interest at any time and from time to time without penalty.

Upon closing of the sale of the Company’s interests in MSD, the total purchase price balance was approximately $10.3 million (net of the $2.0 million prepayment by MSD). The Company recorded a discounted note receivable which had an original balance of $4.5 million. This note receivable had a balance of approximately $5.7 million at March 31, 2006, which represents the net present value of future payments that the Company expects to realize from the sale of its interests in MSD. The note receivable will accrete to fair value using the effective interest method over the term of the expected payments on the note. Total accretion during the years ended March 31, 2006 and 2005 was approximately $1.9 million and $171,000, respectively, and has been recorded as a component of interest income. Calculating the net present value of future payments that the Company expects to realize as payment for the purchase price requires assumptions about MSD, including the timing and amount of MSD’s future financings and revenue, and an appropriate discount rate.

The holder of the Company’s series B preferred stock is entitled to a pro-rata share of payments from the sale of the Company’s MSD interests. This pro-rata share approximates 6.3% of the $9.9 million sale price, representing the proportionate amount of the Company’s Class C interest in MSD that was funded by the sale of the Series B stock (including payments allocated to the $2.0 million prepayment).

Transitional services and subleases

When the MSD joint venture agreement expired, the Company was no longer required to provide research personnel and corporate services to MSD. The Company has continued, and expects that it will continue, to provide limited corporate services to MSD on a transitional basis at MSD’s expense. The Company bills MSD for the cost of these services on a periodic basis.

MSD leases certain facilities and related equipment from the Company (including laboratory facilities located in the Company’s corporate headquarters) pursuant to sublease agreements which remained in effect following the expiration of the joint venture agreement. The term of each sublease will expire one day prior to the expiration of the prime lease for that facility. Each sublease agreement provides that, subject to certain exceptions, the Company must exercise all available extension rights under the prime lease.

Effective September 1, 2005, MSD was required to pay its pro-rata share of all rental and other expenses the Company incurs under the prime lease. As described above, as part of the settlement, MSD’s rental and expense payment obligations for the period from March 1, 2004 through August 31, 2005, which approximate $2.3 million, were added to the purchase price of the Company’s interests in MSD in lieu of MSD making payments to the Company.

MSD joint venture agreement and MSD limited liability company agreement

During the term of the MSD joint venture agreement, MSD was IGEN’s and MST’s exclusive means of conducting the MSD research program, as defined in the MSD agreements and which is referred to as the MSD research program. The MSD research program involves the use in diagnostic procedures, including diagnostic procedures utilizing ECL technology, of:

•

selection and screening methods, including high throughput screening and methods involving large numbers of determinations, in each case relating only to claimed or inventive subject matter of the patents or know-how licensed by MST to MSD;

•	disposable electrodes; and
•	multi-array diagnostic.

IGEN was obligated to refrain from developing or commercializing any products, processes or services that are related to the MSD research program in the diagnostic field, as defined for the purposes of the MSD agreements, or to MSD’s research technologies as described in the MSD agreements, subject to certain exceptions. For purposes of the MSD agreements, the diagnostic field is defined to mean all diagnostic devices and procedures for the measurement or detection of identifiable substances for human clinical research, environmental, agricultural, veterinary, food testing, industrial or similar purposes.

As part of the MSD joint venture agreement, MSD granted to the Company an exclusive, worldwide, royalty-free license to use in the diagnostic field certain defined improvements developed by MSD in the MSD research program. However, the Company may not make, use or sell products, processes or services that use certain defined ECL improvements granted to it by MSD if doing so would compete with MSD in the diagnostic field or use research technologies defined in the MSD agreements.

Although the MSD joint venture agreement has expired, the license granted to the Company to use in the diagnostic field certain defined ECL improvements developed by MSD remains in effect. In addition, although the Company ceased to be a member of MSD on December 13, 2004, MSD may require the Company to distribute MSD’s products pursuant to a mutually agreeable distribution agreement, and the Company may be required to pay to MST a royalty of 3% of net sales of MSD products if MSD products are sold by it.

In the settlement, the parties acknowledged that it is the current intent of MSD that it will operate and do business in technology related fields, including the healthcare field, the software field, and detection and measurement technologies. Furthermore, although the MSD joint venture agreement has expired, the

Company remains subject to limitations on its ability to manufacture, market and sell in the diagnostic field, as defined in the MSD agreements, instruments that use an electrode to start the ECL process where the electrode is disposable, consumable or not permanently installed and MST retains sole ownership of all inventions, concepts, know-how and technology developed by MSD as well as all patent applications, patents and copyrights. In addition, because the MSD joint venture agreement has expired, the restrictions on MSD offering employment to the Company’s employees have ceased. Certain of the Company’s other obligations under the MSD joint venture agreement survive its termination, including the following:

•	to cooperate and work in good faith and use reasonable best efforts to assist MSD in securing third-party financing;
•	to maintain the confidentiality of certain information;
•	to make available to MSD the benefits of certain agreements with third-party licensors, suppliers, vendors, distributors and other providers;
•

to assign to MSD all proprietary information and intellectual property within the MSD research program or research technologies, as described in the MSD agreements, and to ensure that its employees protect such proprietary information; and

•

to defend and indemnify MSD against all claims arising out of the conduct of the MSD research program and to maintain liability insurance to cover the risk of liability resulting from the conduct of that program.

In addition, the Company is obligated under the MSD limited liability company agreement to indemnify each officer and member of the board of managers of MSD with respect to any action taken by such person during the time IGEN or the Company, as the case may be, was or were a member of MSD by reason of the fact that such person is or was an officer or a member of the board of managers of MSD. Under the settlement, the parties agreed that this indemnification obligation applies only to acts, events or inactions, actual or alleged, occurring on or before December 13, 2004 date without regard to whether the legal proceeding or other event triggering the indemnification obligation is initiated prior to or after this date.

Prior to the agreement by MSD and MST to purchase the Company’s interests in MSD, the Company was required to pay the expenses associated with prosecuting and maintaining the patents licensed by MST to MSD under the MSD/MST license agreement. A portion of the $3.0 million payment the Company made to MSD in connection with the settlement was made in full and complete satisfaction of any obligation it had in connection with such expenses.

IGEN/MSD license agreement

Under the terms of the IGEN/MSD license agreement, which is one of the MSD agreements, IGEN granted to MSD a worldwide, perpetual, exclusive license (with certain exceptions) to the Company’s technology, including ECL technology, for use in MSD’s research program. In connection with the merger and related transactions, IGEN assigned the IGEN/MSD license agreement to the Company. The IGEN/MSD license agreement survived the expiration of the MSD joint venture agreement and the termination of the Company’s status as a member of MSD. In addition, when the Company ceased to be a member of MSD, it became entitled to receive quarterly royalty payments from MSD of 3% of the net sales price on all products developed and sold by MSD using the patents the Company received as part of the merger and related transactions. The royalty obligation will expire as the relevant patents expire.

In accordance with the terms of the MSD agreements and subject to certain exceptions, the Company consented to the sublicensing by MSD of the licenses granted pursuant to the IGEN/MSD license agreement to any affiliate of MSD. Any such sublicensee is required to, among other things, make royalty payments to the Company in accordance with the IGEN/MSD license agreement.

MSD/MST sublicense agreement

MST holds a worldwide, perpetual, non-exclusive sublicense from MSD, which is referred to as the MSD/MST sublicense agreement, to use the Company’s technology to make, use or sell products or processes applying or related to the technologies used in the MSD research program outside the diagnostic field. Whether or not the Company is a member of MSD, it is entitled to receive quarterly royalty payments from MST of 6% of the net sales price on any products developed and sold by MST using the patents the Company received as part of the merger and related transactions.

The Company assumed IGEN’s obligation under the MSD agreements to make its technology available for sublicense by MSD to MST, and these obligations survived the expiration of the MSD joint venture agreement and the termination of the Company’s or MST’s status as a member of MSD. The Company is not, however, obligated to make available for sublicense by MSD to MST any technology or improvements to the Company’s technology developed after the expiration of the MSD joint venture agreement or the termination of the Company’s or MST’s status as a member of MSD. In addition, the Company may terminate its participation in the MSD/MST sublicense agreement upon MSD’s or MST’s material breach, after notice and an opportunity to cure the breach.

Certain indemnification agreements and other obligations

Jacob Wohlstadter and JW Consulting Services, L.L.C., a company established and wholly-owned by Jacob Wohlstadter, have an indemnification agreement with IGEN that the Company assumed. Pursuant to the indemnification agreement, the Company will indemnify Jacob Wohlstadter and JW Consulting Services, L.L.C. against any claims arising out of the performance or non-performance of services to or for the benefit of the Company.

The Company agreed under the settlement to indemnify MSD, MST and Jacob Wohlstadter and their respective directors, officers, employees and agents for any losses, costs, fees and expenses arising out of or related in any way to past, current or future audits of MSD, or the preparation of MSD audited or unaudited financial statements requested by the Company.

In addition, the Company agreed to indemnify MSD, MST and Jacob Wohlstadter and their respective directors, officers, employees and agents for any losses, costs, fees and expenses with respect to regulatory (SEC or otherwise) or legal proceedings and investigations resulting from or related to the fact that the Company is (or its predecessor, IGEN, was) an issuer of publicly traded securities. The Company is not required to indemnify MSD, MST or Jacob Wohlstadter for acts either resulting in a criminal conviction or finally adjudged by a court of competent jurisdiction to constitute fraud or intentional misrepresentations.

The Company assumed an employment agreement pursuant to which Jacob Wohlstadter is serving as the president and chief executive officer of MSD. The current term of the employment runs through November 30, 2006. The term of the employment agreement will automatically renew for a 12-month period on November 30 of each year unless either MSD or Jacob Wohlstadter gives notice of termination no later than 180 days prior to that renewal date. Most of the Company’s obligations under the employment agreement have ended, except that it remains obligated to maintain in effect directors and officers liability insurance coverage for Jacob Wohlstadter, to pay or cause MSD to pay a gross-up for any “parachute” excise tax that may be imposed and to indemnify Jacob Wohlstadter against certain liabilities, including liability from the MSD joint venture relating to the period of IGEN’s or the Company’s involvement with MSD.

Related Companies

The Company’s chief executive officer, Samuel Wohlstadter, is the principal and controlling stockholder, a director and the chief executive officer of each of Wellstat Biologics Corporation, Wellstat Therapeutics Corporation, Hyperion Catalysis International, Proteinix Corporation, Integrated Chemical Synthesizers, Inc. and Advanced Vision Therapies, Inc. The Company’s director and former president and chief operating officer, Richard Massey, had previously been a less than 10% stockholder in Proteinix.

The Company has shared services arrangements with each of these affiliated companies. These shared services include accounting and finance, human resources and other administrative services, as well as facility related costs and services. Shared services costs allocated to these companies totaled $476,000, $421,000 and $1.0 million for the years ended March 31, 2006, 2005 and 2004, respectively, which reduced certain operating costs and expenses for the respective periods. Amounts allocated to these affiliated companies are calculated and billed monthly based upon costs incurred by the Company and are determined through allocation methods that include time-spent and square footage utilized. The amount due from affiliated companies under the shared services arrangements was approximately $256,000 and $8,000 at March 31, 2006 and 2005, respectively. All such balances were settled subsequent to each respective year-end.

Transactions with Directors and Executive Officers

Since 1995 the Company has engaged the law firm of Wilmer, Cutler, Pickering, Hale & Dorr to provide legal services. Jennifer M. Drogula, who became the daughter-in-law of our Chief Executive Officer in March 2002, has been a partner of that firm since January 2001. The Company recorded approximately $300,000, $2.2 million and $400,000 in legal fees with that law firm for the years ended March 31, 2006, 2005 and 2004, respectively. The Company expects that it will continue to retain the law firm in the future.

Limitation on the Liability of Directors and Executive Officers

The Company’s certificate of incorporation provides that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation also provides that it may maintain insurance, at its expense, to protect the Company and any of its directors, officers or employees against any expense, liability or loss whether or not the Company would have the power to indemnify that person against such expense, liability or loss under Delaware law. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors and executive officers and certain of its key employees. The Company has also obtained director and officer liability insurance for claims up to $30 million.

In addition, the Company’s certificate of incorporation provides that its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care as a director, except liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under section 174 of the Delaware General Corporation Law; or
•	any transaction from which a director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability for directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by Delaware law.

PERFORMANCE MEASUREMENT COMPARISON

The following chart shows the comparison of total cumulative return on an investment of $100 invested on February 17, 2004 in cash of (i) the Company’s Common Stock, (ii) the S&P Healthcare Index, and (iii) the NASDAQ Stock Market. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31, 2006:

STOCKHOLDER PROPOSALS

If a stockholder desires to include a proposal in the proxy materials for the Company’s 2007 annual meeting, the proposal must be received by the Secretary of the Company at 16020 Industrial Drive, Gaithersburg, Maryland 20877 not later than April 3, 2007.

If a stockholder desires to present a proposal at our 2007 annual meeting, which proposal is not intended to be included in the Company’s proxy materials for that meeting, the stockholder must notify the Secretary of the Company at the address indicated above no later than May 12, 2007 in order to be timely. If a stockholder gives notice of the proposal after that deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the meeting.

By Order of the Board of Directors

/s/George V. Migausky

George V. Migausky

Secretary

Date: July 28, 2006

Appendix A

BioVeris Corporation

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of BioVeris Corporation (the “Company”) is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements relating to the financial statements, and (3) the independence and performance of the Company’s external (and if applicable, internal) auditors.

The Audit Committee shall consist of not less than three directors, as appointed by Board of Directors. All members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc., as in effect from time to time. All members of the Audit Committee shall also meet the independence requirements of Section 10A of the Securities Exchange Act of 1934, as amended, as in effect from time to time. Each Audit Committee member must be financially literate, as defined by the Board in its business judgment, or must be able to become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. The Audit Committee chair must have accounting or related financial management expertise, as defined by the Board in its business judgment. The Audit Committee will have at least one member of the Audit Committee who meets the definition of an “audit committee financial expert,” as the Securities and Exchange Commission may define after the date hereof. If the Audit Committee does not have at least one member who is an audit committee financial expert, the Company will disclose that fact and the reasons why the Audit Committee does not have such a member.

The Audit Committee shall have the authority to engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, to pay the compensation of such advisors. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee shall meet at least quarterly. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of a conference call or similar communications equipment by means of which all persons participating can hear each other. The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.	Be directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including resolving any disagreements between management and the independent auditor regarding financial reporting. In particular, the Audit Committee shall

a.	Recommend to the Board the appointment of the independent auditor, which firm shall report directly to the Audit Committee;
b.

Approve all fees to be paid to the independent auditor for audit services and, to the extent applicable, non-audit services. The Company shall provide appropriate funding for compensation of the services of the independent auditor.

2.

Pre-approve all audit services and permitted non-audit services to be performed by the independent auditor of the Company. Permitted non-audit services do not include those specified as prohibited in the Sarbanes Oxley Act of 2002, as may be amended from time to time, and those that the Public Company Accounting Oversight Board may prohibit after the date hereof. The Audit Committee may delegate pre-approval of audit and non-audit services to one or more members. Such members shall report to the full Audit Committee at each scheduled meeting whether such members pre-approved any audit or non-audit services. The Company shall report any pre-approved, non-audit services in its periodic reports.

3.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4.

Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

5.

Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements. The Audit Committee will inquire of the independent auditor (including the independent auditor’s National Office, where necessary) regarding the following:

a.	all critical accounting policies and practices to be used;
b.

all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c.	other material written communications between the independent auditor and the management, such as any management letter or schedule of unadjusted differences.

6.

Review with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements, such as any off-balance sheet structures and pro forma financial information disclosure.

7.    Review with management and the independent auditor the Company’s quarterly financial statements and disclosures made under the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

8.    Review with management and the independent auditor the Company’s annual financial statements and disclosures made under the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-K, including the results of the independent auditors’ reviews of the annual financial statements.

9. Discuss with management and the independent auditor earnings releases, and financial information and earnings guidance provided to analysts and ratings agencies.

10. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

11. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

12. Review the experience and qualifications of the members of the independent auditor team and the quality control procedures of the independent auditor.

13. Confirm that the lead (or coordinating) audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit has not performed the audit services for the Company in more than each of the five previous years.

14. Receive periodic reports from the independent auditor delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1; discuss the subject matter of such reports with the auditor; and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

15. Evaluate, together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

16. Recommend to the Board guidelines for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

17. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

18. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

19. Obtain reports from management and its advisors that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and Business Ethics, including disclosures of insider and affiliated party transactions.

20. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

21. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

22. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

23. Review and approve all related party transactions; provide oversight for the Board with respect to related party transactions, including a review with the independent auditor of any new or ongoing related party transactions and advise the Board with respect to the Company’s policies and procedures regarding compliance with the related party transaction policy.

24. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws, regulations and corporate governance.

25. Review with the Company’s corporate counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

26. Meet at least quarterly with the chief financial officer and the independent auditor in separate executive sessions.

27. Review with management and the independent auditor any issues regarding proposed accounting treatment to be discussed with the Securities and Exchange Commission.

28. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

29. Review with the chief executive officer and chief financial officer all significant deficiencies and material weaknesses in the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Date adopted by the Board of Directors: October 19, 2004

Revised and adopted by the Board of Directors: March 6, 2006

BioVeris CORPORATION

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

123456 C0123456789 12345

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

MANAGEMENT RECOMMENDS A VOTE FOR THE LISTED NOMINEES.

1. To elect two Class III directors for a three-year term and until their successors are elected, or until their prior resignation or removal.

	For	Withhold
01 - William J. Crowley, Jr.	☐	☐
02 - Samuel J. Wohlstadter	☐	☐

B Issues

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

	For	Against	Abstain
2. Proposal to ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLC as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007.	☐	☐	☐

3. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual Meeting to the extent set forth in the proxy statement.

Mark this box with an X if you have made comments below. ☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

0 1 0 2 5 0 1 1 U P X C O Y +

Proxy - BioVeris Corporation

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 12, 2006

The undersigned hereby appoints Samuel J. Wohlstadter and George V. Migausky, or any of them, as proxies of the undersigned, with full power of substitution, to vote all shares of stock of BioVeris Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BioVeris Corporation to be held at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, D.C. 20007 on Tuesday, September 12, 2006 at 10:00 a.m., Eastern Daylight Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

- Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the simple instructions provided by the recorded message.

To vote using the Internet

- Go to the following web site: **WWW.COMPUTERSHARE.COM/EXPRESSVOTE**
- Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on September 12, 2006.

THANK YOU FOR VOTING